CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Hillman Capital Management Investment Trust and to the use of our report dated November 29, 2018 on the financial statements and financial highlights of The Hillman Fund, a series of shares of beneficial interest in Hillman Capital Management Investment Trust. Such financial statements and financial highlights appear in the September 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

            BBD, LLP
Philadelphia, Pennsylvania
January 28, 2019